Weifang City Special Operations Leading Group Office of Safe Production, Transformation and Upgrading of Chemical Industry

Weifang SALG No. [2018] 53

RE: “Notice on Accelerating the Special Rectification of Issues of Chemical Industry Companies that are in Violation of Regulations” as forwarded by the Weifang City Special Operations Leading Group Office of Safe Production, Transformation and Upgrading of Chemical Industry

The People's Governments of Local municipalities and Counties, and Your Respective Development Administration Committees and Other relevant Agencies:

Forwarded to you herewith is the “Notice on the Accelerating the Special Rectification of Issues of Chemical Industry Companies that are in Violation of Regulations” (Shandong EI Committee No. [2018] 205) for implementation.

Weifang City Special Operations Leading Group Office of Safe Production, Transformation and Upgrading of Chemical Industry

June 25, 2018

Notice on Accelerating the Special Rectification of Chemical Industry Companies in Violation of Regulations”

(Shandong EI Committee No. [2018] 205)

[Summary Translation for Reference Only]

Municipal People's Governments:

Based on the feedback from the office of the working group of Shandong Environmental Protection Supervising Office regarding Central Environmental Protection Supervising Office’s comments, those chemical factories that have not gone through project approval, planning, land use and environmental impact assessment procedures must immediately be shut down for rectification. Since March 2018, the Economic and Information Committee, Development and Reform Committee, State Land Use Committee, Housing Construction Committee and Environmental Protection Office of the Province initiated special project rectification work with regards to those factories that are in violation of regulations. For the purpose of accelerating this work, the following areas require special attention.

I.	Define Cancellation Standard and Strictly Follow Cancellation Procedures

II.	Highlight Key Improvement Areas and Promote Rectification in Accordance with the Law

(1) Cleaning up, and rectifying issues of, chemical companies with complete project approval procedures.

In accordance with the relevant government regulations, those chemical companies that lack complete project approvals must be ordered to stop construction and/or production or follow other law enforcement orders. Those chemical factory projects that meet project approval requirements should apply, in principal before June 30, for the issuance of a certificate of approval with Development and Reform Committee based on their original project approval filings.

(2) Cleaning up, and rectifying issues of, chemical companies with incomplete planning procedures

Those chemical factories that do not have complete planning documents will be punished by the government. But those that have complied with the requirements of the urban and rural planning and the nature of land use and that were built before June 27, 2017 may be issued planning approval documents upon filing relevant application.

(3) Cleaning up, and rectifying issues of, chemical companies with incomplete land use procedures

Those chemical companies that occupy the land illegally will be sanctioned by the municipal and county authorities in accordance with the Land Management Law of the People's Republic of China and other laws and regulations. If any company fails to comply with such sanction, then a court order will be applied for to the people's court for enforcement of such sanction.

(4) Cleaning up, and rectifying issues of, chemical companies with incomplete environmental protection assessment procedures

Chemical companies and projects with incomplete environmental protection assessment procedures must be ordered to shut down production or construction in accordance with the Environmental Protection Law of the People's Republic of China. The environmental protection agencies of municipal and county governments must place such companies and projects under monitoring and strengthen the routine oversight and inspection of such companies and projects. Those that had been order to shut down but resumed construction without authorization will be investigated and sanctioned in accordance with the law and regulations.

Those chemical companies that completed construction and were put into production before June 27, 2017, upon completing relevant procedures, may be exempt from the chemical industry zoning restriction of the local governments, provided that other conditions must be strictly satisfied and that they are approved by the people’s governments above the county level.

III.	Strengthen the requirements of rectification and coordinate governance efforts

(1) Strictly review applications and carry out rectification work in accordance with the law.

(2) Implement parallel management by following both the list of positive companies and the list of negative companies.

(3) Provide timely report on the work status.

Shandong Province Economic and Information Technology Committee

Shandong Province Development and Reform Committee

Shandong Province State Land Resources Office

Shandong Province Housing Development and Construction Office

Shandong Province Environmental Protection Office

June 4, 2018